Exhibit 99.1

News Release 2100 Highway 55 Medina, MN 55340-9770
Contact:	Richard Edwards Polaris Industries Inc. 763-542-0500
POLARIS REPORTS SECOND QUARTER 2009 RESULTS
Second Quarter Highlights:
•	Net income of $0.53 per diluted share for the second quarter 2009 exceeded Company expectations

•	Sales declined 24% in the second quarter 2009 as expected

•	Gross profit margin percentage for the second quarter of 2009 improved by 40 basis points to 24.1% due primarily to lower commodity costs and lower promotional expense

•	Increased retail market share in ORV during the second quarter 2009

•	Factory inventory decreased 21% and dealer inventories declined 8% compared to second quarter 2008

•	Continued focus on flexible manufacturing and leveraging variable cost structure to drive costs down to help offset the lower sales

•	Narrowing full year 2009 earnings guidance to a range of $2.70 to $2.90 per diluted share; compared to previous EPS guidance of $2.50 to $3.00 per diluted share

•	Announced entry into the emerging low-emissions vehicle market with a new on-road electric powered Neighborhood Vehicle
     MINNEAPOLIS (July 16, 2009) — Polaris Industries Inc. (NYSE: PII) today reported net income of $17.5 million, or $0.53 per diluted share, for the second quarter ended June 30, 2009 helped by a 40 basis point increase in its gross profit margin percentage. By comparison, 2008 second quarter net income was $24.4 million, or $0.72 per diluted share. Sales for the second quarter 2009 totaled $345.9 million, a decrease of 24 percent from second quarter 2008 sales of $455.7 million.
     “While the challenging economic environment continued to be a headwind in the quarter, we remained on strategy and effectively executed our business plans delivering results that exceeded our expectations,” noted Scott Wine, Chief Executive Officer. “We once again expanded our gross margins when compared to last year, primarily through lower commodity costs and our flexible manufacturing and highly variable cost structure. We gained market share in our ORV business during the second quarter 2009 resulting in further decreases in ATV dealer inventories. The accelerating weakness in the motorcycle industry retail sales put additional pressure on our Victory business, which performed below expectations for the second quarter in a row. We are taking important steps to improve our Victory business and also announced the newest addition to our On-Road business today with the introduction of Polaris’ first low emission vehicle. This is an important step in both broadening our product and new technology offerings.”
     Wine continued, “Next week we will be unveiling our model year 2010 products to our dealers at our annual dealer meeting. While many of our competitors appear to be pulling back on new product introductions for the upcoming model year, we continue to invest in our future and have exciting new off-

road vehicles and motorcycles that will be announced. Today’s announcement of the low emission Polaris Breeze™ represents our first entry into the emerging Neighborhood Vehicle category. This electric powered vehicle is a low-speed vehicle designed for multiple uses such as golfing, neighborhood riding, or carrying cargo primarily for consumers living in master planned communities. We believe we can leverage our innovation and engineering expertise to take advantage of this exciting new market opportunity. While we recognize the current economic environment remains challenging, we believe these new product introductions will provide Polaris and our dealers with a definite competitive advantage as the macro-economic environment eventually recovers.”
2009 Business Outlook
     Guidance for full year 2009 has been narrowed to reflect actual results during the first half of the year and the Company’s current outlook for the remainder of 2009. Full year 2009 earnings are now expected to be in the range of $2.70 to $2.90 per diluted share. Full year 2009 sales are expected to decrease from 2008 in the range of 20 percent to 25 percent. During the third quarter of 2009, the Company expects total sales to decrease in the range of 25 percent to 30 percent from third quarter 2008 sales. Third quarter 2009 earnings are expected to be in the range of $0.76 to $0.86 per diluted share compared to earnings of $1.13 per diluted share for the third quarter of 2008.
     Wine explained, “Our outlook for the North American economy remains weak, and most of the global economy for that matter. Our expectations for 2009 remain unchanged and we expect our core markets to remain very challenging, particularly in the motorcycle business. We have made and will continue to make adjustments to assist our Victory dealers through these difficult economic times. Shipments have been significantly reduced through the first half of the year, and although dealer inventories of Victory motorcycles are down 24 percent year to date as compared to last year, they remain higher than the current market conditions warrant. Therefore, we have made further adjustments in our production plans and throughout our Victory organization to focus more on the front end of the business and are allocating additional resources to assist our dealers in further lowering their inventory levels. The strategy for our other product lines is working well and remains unchanged -— drive innovation, accelerate speed to market and utilize our flexible manufacturing capabilities and variable cost structure to gain market share and improve margins. In fact our regional test of the new Max Velocity Program (“MVP”), designed to accelerate market share and reduce inventory, has performed well; therefore, we will be expanding the MVP program to dealers representing approximately 50 percent of our North American ORV unit sales volume in the second half of 2009. We expect these innovative, strategic efforts will position us for long-term growth and shareholder value creation.”
Retail credit financing availability for Polaris consumers
     The Company reported that availability of retail credit financing sources remains at acceptable levels given the continued uncertain credit markets. Polaris has relationships with HSBC Bank (“HSBC”), GE Money Bank (“GE”) and Sheffield Financial (“Sheffield”) to provide retail revolving and installment financing credit to United States consumers. During the second quarter 2009, 48 percent of consumer retail credit loan applications from Polaris customers were approved by HSBC, GE or Sheffield, improved from the first quarter 2009 approval rate of 44 percent. Additionally, 33 percent of Polaris’ retail customers in the United States financed their Polaris product purchases through HSBC, GE or Sheffield, which is slightly better than the first quarter 2009 penetration rate. Although the availability of retail credit alternatives to consumers remains challenging, the Company believes that retail credit will continue to be accessible for Polaris consumers with an acceptable credit history.

	Second Quarter ended			Six Months ended
Product line Information	June 30,			June 30,
(in thousands)	2009	2008	Change	2009	2008	Change
Off-Road Vehicles	$261,743	$350,280	-25%	$477,204	$614,806	-22%
Snowmobiles	7,413	6,006	23%	15,579	15,441	1%
Victory Motorcycles	10,492	23,409	-55%	24,328	50,755	-52%
Parts, Garments & Accessories	66,248	75,991	-13%	140,809	163,368	-14%

Total Sales	$345,896	$455,686	-24%	$657,920	$844,370	-22%

     ORV (off-road vehicles) sales, which included sales of both core ATV (all-terrain vehicles) and RANGER™ side-by-side vehicles, during the second quarter 2009 decreased 25 percent from the second quarter 2008. This decrease reflects the continued weakness in the consumer retail environment, as dealers continued to reduce core ATV orders in an effort to reduce inventory levels. As a result, ATV dealer inventory levels in North America finished 18 percent lower at the end of the second quarter 2009 than at the end of the second quarter 2008. Although side-by-side retail sales, as expected, were also lower during the second quarter 2009 compared to the second quarter 2008, resulting in lower shipments of side-by-side vehicles, the decline was less than the core ATV retail declines. Dealer inventories for side-by-side vehicles are higher than a year ago, but lower than at the end of the first quarter 2009, and remain at acceptable levels. International ORV sales also declined in the second quarter 2009, down 33 percent when compared to the second quarter 2008, as the weakening economic environment and currency rates negatively impacted Polaris sales in markets outside of North America.
     Sales of Victory motorcycles to dealers decreased 55 percent during the second quarter of 2009 when compared to the same period in 2008. The decrease reflects the planned reduction in shipments of Victory motorcycles to dealers in North America during the quarter in response to dealers’ efforts to further reduce their inventory levels as well as the weakening motorcycle industry retail sales environment. Industry wide North American retail sales of heavyweight cruiser and touring motorcycles over 1400cc deteriorated further during the second quarter 2009, declining in the mid thirty percent range compared to the same period last year. Victory retail sales to consumers declined in line with industry wide sales during the 2009 second quarter. Although dealer inventory levels are 24 percent lower at the end of the second quarter 2009 than at the end of the second quarter 2008, further reductions are needed given the weak motorcycle industry retail sales environment.
     Parts, Garments, and Accessories sales decreased 13 percent during the second quarter 2009 compared to the same period of last year. The decrease was driven primarily by the lower retail sales of Polaris vehicles during the second quarter 2009. The gross margin percentage continues to expand in our highest margin business.

     Snowmobile sales totaled $7.4 million for the 2009 second quarter compared to $6.0 million for the second quarter of 2008. The second quarter is historically a seasonally low quarter for snowmobile shipments, as deliveries to dealers ramp up in the second half of the calendar year.
     Gross profit as a percentage of sales was 24.1 percent for the second quarter of 2009, an increase of 40 basis points from 23.7 percent for the second quarter of 2008. Gross profit dollars decreased to $83.3 million for the second quarter 2009, compared to $108.0 million for the second quarter of 2008 due to lower sales. The increase in the gross profit margin percentage during the 2009 second quarter resulted primarily from lower commodity costs, a favorable product mix change given the relatively lower declines in shipments of the higher-margin side-by-side vehicles, and lower core ATV promotional costs. The gross profit margin percentage increase was partially offset by an unfavorable movement in currency rates as well as higher warranty expenses during the second quarter 2009 compared to the second quarter 2008.
     Operating expenses for the second quarter 2009 decreased 17 percent to $60.2 million compared to $72.5 million for the second quarter of 2008. Operating expenses in absolute dollars for the second quarter 2009 decreased primarily due to operating cost control measures and the reduction in incentive compensation plan expenses resulting from the Company’s lower stock price and the expected lower profitability in 2009. Operating expenses as a percentage of sales were 17.4 percent for the second quarter 2009, an increase from 15.9 percent in the second quarter of 2008 due primarily to lower sales volume during the second quarter 2009, partially offset by the implementation of operating expense control measures.
     Income from financial services decreased 24 percent to $4.0 million during second quarter 2009 from $5.2 million in the second quarter of 2008. The decrease was primarily due to lower income generated from retail credit activity resulting from lower penetration levels in 2009.
     Interest expense decreased to $1.1 million for the second quarter 2009 compared to $2.5 million for the second quarter 2008 due to lower interest rates on the Company’s bank borrowings during the 2009 period.
     The Income tax provision for the second quarter 2009 was recorded at a rate of 34.4 percent of pretax income compared to 36.0 percent of pretax income for the second quarter 2008. The lower income tax rate for the second quarter 2009 resulted from the federal research and development tax credit which had not been extended by the U.S. Congress in the second quarter 2008.
Financial position and cash flow
     Borrowings under the credit agreement were $250.0 million at June 30, 2009 compared to $261.0 million at June 30, 2008, which leaves $200.0 million available for borrowing under the Company’s $450.0 million credit agreement. The Company’s debt-to-total capital ratio was 63 percent at June 30, 2009 compared to 65 percent at June 30, 2008. Cash and cash equivalents were $30.0 million at June 30, 2009 compared to $21.9 million at June 30, 2008. Factory inventory declined 21 percent to $219.6 million in the second quarter 2009 compared to the second quarter 2008 and declined eleven percent sequentially compared to the first quarter 2009, as the Company continues to make adjustments to its production and operations in response to the weak retail demand trends.

     Net cash provided by operating activities for the second quarter of 2009 totaled $24.4 million compared to $53.3 million in the second quarter of 2008. During the six months ended June 30, 2009, $8.7 million in net cash was used for operating activities compared to $21.8 million in net cash provided by operating activities during the first half of 2008. The decrease in net income and accrued expenses for the 2009 second quarter and year-to-date periods ended June 30, 2009 compared to the same time periods last year are the primary reasons for the decline in cash flow. Net cash used for investing activities decreased to $14.9 million during the 2009 year-to-date period compared to $27.5 million in the 2008 year-to-date period due to reduced capital expenditures. Net cash flow provided by financing activities was $26.5 million during the first six months of 2009 compared to a use of cash for financing activities totaling $35.7 million for the same period in 2008 primarily due to a significant decline in share repurchase activity in 2009. The Company paid dividends during 2009 totaling $25.0 million, compared to $25.2 million in the first six months of 2008, at a rate per share in 2009 that is slightly higher than last year’s per share rate.
Polaris announces entrance into new adjacent market segment
Today, Polaris announced the introduction of its latest category adjacency, an electric powered Neighborhood Vehicle. The Polaris Breeze™ represents the Company’s initial product entry into the emerging low emission vehicle market. This unique, all-electric vehicle features industry leading functionality, with the first 3-in-1 rear seat conversion which can easily be converted in seconds for use as a golf car, a four passenger vehicle or for carrying cargo whenever any of these needs arise. Additional industry leading features include extensive on-board storage capabilities, fully adjustable lighting and a smooth suspension. The vehicle is targeted for consumers living in master planned communities, and will be available in limited quantities for purchase at Polaris Neighborhood Vehicle dealerships in select markets starting in September 2009. For further details see the separate press release issued today.
Conference Call and Webcast Presentation
     Today at 9:00 AM (CST) Polaris Industries Inc. will host a conference call and webcast to discuss Polaris’ second quarter 2009 earnings results released this morning. The call will be hosted by Scott Wine, CEO, Bennett Morgan, President and COO and Mike Malone, Vice President Finance and CFO. A slide presentation and link to the audio webcast will be posted on the Investor Relations page of the Polaris web site at www.polarisindustries.com/irhome prior to the beginning of the conference call. To listen to the conference call by phone, dial 800-374-6475 in the U.S. and Canada, or 973-200-3967 Internationally. The Conference ID is #93141102.
     A replay of the conference call will be available approximately two hours after the call for a one-week period by accessing the same link on our website, or by dialing 800-642-1687 in the U.S. and Canada, or 706-645-9291 Internationally.
About Polaris
     With annual 2008 sales of $1.9 billion, Polaris designs, engineers, manufactures and markets off-road vehicles (ORVs), including all-terrain vehicles (ATVs) and the Polaris RANGER™, snowmobiles and

Victory motorcycles for recreational and utility use and has just introduced a new electric powered neighborhood vehicle.
     Polaris is a recognized leader in the snowmobile industry; and one of the largest manufacturers of ORVs in the world. Victory motorcycles, established in 1998 and representing the first all-new American-made motorcycle from a major company in nearly 60 years, are rapidly making impressive in-roads into the cruiser and touring motorcycle marketplace. Polaris also enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships.
     Polaris Industries Inc. trades on the New York Stock Exchange under the symbol “PII,” and the Company is included in the S&P Small-Cap 600 stock price index.
     Information about the complete line of Polaris products, apparel and vehicle accessories is available from authorized Polaris dealers or anytime from the Polaris homepage at www.polarisindustries.com.
Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2009 sales, shipments, net income and cash flow, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as product offerings, promotional activities and pricing strategies by competitors; warranty expenses; foreign currency exchange rate fluctuations; effects of the KTM relationship; environmental and product safety regulatory activity; effects of weather; commodity costs; uninsured product liability claims; uncertainty in the retail and wholesale credit markets; and overall economic conditions, including inflation, consumer confidence and spending and relationships with dealers and suppliers. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.
(summarized financial data follows)

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Data)
(Unaudited)

	For Three Months		For Six Months
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008
Sales	$345,896	$455,686	$657,920	$844,370
Cost of Sales	262,632	347,643	498,222	648,232

Gross profit	83,264	108,043	159,698	196,138
Operating expenses
Selling and marketing	28,702	35,188	56,030	64,358
Research and development	15,222	20,236	31,822	39,493
General and administrative	16,235	17,108	30,354	33,031

Total operating expenses	60,159	72,532	118,206	136,882

Income from financial services	3,966	5,243	8,370	12,733

Operating Income	27,071	40,754	49,862	71,989

Non-operating Expense (Income):
Interest expense	1,095	2,482	2,146	5,207
Impairment charge on securities held for sale	—	—	8,952	—
Other expense (income), net	(677)	154	(680)	(909)

Income before income taxes	26,653	38,118	39,444	67,691

Provision for Income Taxes	9,175	13,738	13,508	24,228

Net Income	$17,478	$24,380	$25,936	$43,463

Basic Net Income per share	$0.54	$0.74	$0.80	$1.31

Diluted Net Income per share	$0.53	$0.72	$0.79	$1.27

Weighted average shares outstanding:
Basic	32,381	32,882	32,324	33,292
Diluted	32,990	33,785	32,775	34,159

POLARIS INDUSTRIES INC.
CONSOLIDATED BALANCE SHEETS

Subject to Reclassification	June 30, 2009	June 30, 2008
(In Thousands)	(Unaudited)	(Unaudited)

Assets
Current Assets:
Cash and cash equivalents	$30,036	$21,909
Trade receivables, net	54,027	73,014
Inventories, net	219,645	278,396
Prepaid expenses and other	20,272	18,149
Deferred tax assets	76,042	68,769

Total current assets	400,022	460,237

Property and equipment, net	212,103	215,274
Investments in finance affiliate	43,352	45,987
Investments in manufacturing affiliates	10,656	32,330
Deferred tax assets	—	6,363
Goodwill, net	25,105	26,190

Total Assets	$691,238	$786,381

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$57,313	$102,299
Accrued expenses:
Compensation	30,016	40,821
Warranties	25,372	26,059
Sales promotions and incentives	64,497	80,291
Dealer holdback	53,698	72,633
Other	35,522	32,789
Income taxes payable	15,321	22,673
Current liabilities of discontinued operations	1,850	2,242

Total current liabilities	283,589	379,807

Long term income taxes payable	5,106	7,615
Deferred income taxes	3,102	—
Borrowings under credit agreement	250,000	261,000

Total liabilities	$541,797	$648,422

Shareholders’ Equity:
Preferred stock $0.01 par value, 20,000 shares authorized, no shares issued and outstanding	—	—
Common stock $0.01 par value, 80,000 shares authorized, 32,617 and 32,667 shares issued and outstanding	$326	$327
Additional paid-in capital	—	—
Retained earnings	147,751	103,459
Accumulated other comprehensive income, net	1,364	34,173

Total shareholders’ equity	$149,441	$137,959

Total Liabilities and Shareholders’ Equity	$691,238	$786,381

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

Subject to Reclassification	For Six Months
(In Thousands)	Ended June 30,
(Unaudited)	2009	2008
Operating Activities:
Net income	$25,936	$43,463
Adjustments to reconcile net income to net cash provided by operating activities:
Noncash impairment charge on securities held for sale	8,952	—
Depreciation and amortization	28,658	27,098
Noncash compensation	4,753	9,880
Noncash income from financial services	(2,071)	(2,303)
Noncash (income)/loss from manufacturing affiliates	196	(33)
Deferred income taxes	(997)	(4,153)
Changes in current operating items:
Trade receivables	44,571	9,870
Inventories	2,667	(60,054)
Accounts payable	(58,673)	12,254
Accrued expenses	(74,519)	(38,501)
Income taxes payable	16,472	16,829
Prepaid expenses and others, net	(4,642)	7,454

Net cash (used for) provided by continuing operations	(8,697)	21,804
Net cash flow (used for) discontinued operations	—	(60)

Net cash (used for) provided by operating activities	(8,697)	21,744

Investing Activities:
Purchase of property and equipment	(25,183)	(37,570)
Investments in finance affiliate, net	10,284	10,116

Net cash (used for) investing activities	(14,899)	(27,454)

Financing Activities:
Borrowings under credit agreement	268,000	334,000
Repayments under credit agreement	(218,000)	(273,000)
Repurchase and retirement of common shares	(282)	(85,854)
Cash dividends to shareholders	(24,993)	(25,221)
Tax effect of proceeds from stock based compensation exercises	(427)	2,776
Proceeds from stock issuances under employee plans	2,207	11,637

Net cash provided by (used for) financing activities	26,505	(35,662)

Net increase (decrease) in cash and cash equivalents	2,909	(41,372)

Cash and cash equivalents at beginning of period	27,127	63,281

Cash and cash equivalents at end of period	$30,036	$21,909